--------------------------------------------------------------------------------
SEC 1745  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                                                      --------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                         OMB Number: 3235-0145
                                                      --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                       Estimated average burden
                                                      --------------------------
                                                      hours per response. . . 11
                                                      --------------------------







                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.2)*

                     TROPICAL SPORTSWEAR INTERNATIONAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89708P102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 89708P102                     13G                   Page 2 of 4 Pages


1. NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
    ---------------------------------------------------------
    NWQ INVESTMENT MANAGEMENT COMPANY, LLC        47-0875103

--------------------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)

   (a)
      --------------------------------------------------------------------

   (b)
      --------------------------------------------------------------------

--------------------------------------------------------------------------------

3. SEC USE ONLY
      --------------------------------------------------------------------

--------------------------------------------------------------------------------

4. CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
   ----------------------------------------------------------------

--------------------------------------------------------------------------------

NUMBER OF                5.  SOLE VOTING POWER                        1,342,149
SHARES                   ------------------------------------------------------
BENEFICIALLY             6.  SHARED VOTING POWER                              0
OWNED BY                 ------------------------------------------------------
EACH                     7.  SOLE DISPOSITIVE POWER                   1,379,959
REPORTING PERSON         ------------------------------------------------------
WITH                     8.  SHARED DISPOSITIVE POWER                         0
                         ------------------------------------------------------

--------------------------------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       1,379,959

--------------------------------------------------------------------------------


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (See Instructions)

--------------------------------------------------------------------------------


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    12.5%

--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON*      IA

--------------------------------------------------------------------------------

CUSIP No. 302563101                 13G                       Page 3 of 4 Pages


                             SCHEDULE 13G STATEMENT


Date of event: December 31, 2003

         Item 1.  a.  Name of Issuer.
                      ------------------------------------------------

                      Tropical Sportwear International Corp.

                  b. Address of Issuer's Principal Executive Offices.
                      ------------------------------------------------

                      4902 West Waters Avenue
                      Tampa, FL 33634-1302

         Item 2.  a.  Name of Person Filing.
                      ------------------------------------------------

                      NWQ Investment Management Company, LLC

                  b.  Address of Principal Business Office
                      ------------------------------------------------

                      2049 Century Park East, 4th Floor, Los Angeles, CA  90067

                  c.  Citizenship
                      ------------------------------------------------

                      Delaware, USA

                  d.  Title of Class of Securities
                      ------------------------------------------------

                      Common

                  e. CUSIP Number.
                      ------------------------------------------------

                      89708P102

Item 3. This statement is filed pursuant to ss.240.13d-2(b) and the person filing is an:

                  (e) Investment Adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E)

Item 4.  Ownership.

                  a. Amount beneficially owned. 1,379,959 shares

                  b. Percent of Class. 12.5%

                  c. Number of Shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 1,342,149
                  (ii) shared power to vote or to direct the vote: 0
                  (iii) sole power to dispose or to direct the disposition of:
                       1,379,959
                  (iv) shared power to dispose or to direct the disposition
                       of: 0

CUSIP No. 302563101                 13G                       Page 4 of 4 Pages



Item 5.  Ownership of Five Percent or Less of a Class.
         ---------------------------------------------
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------

                  None.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
         -------------------------------------------------------------

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------

                  Not applicable.

Item 9.  Notice of Dissolution of Group.
         ---------------------------------------------

                  Not applicable.

Item 10. Certification.
         ---------------------------------------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February 24, 2004


                                  Jon D. Bosse
                                  Chief Investment Officer & Managing Director